Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sonic Solutions

Novato, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated June 4, 2010, relating to the consolidated financial statements, the effectiveness of Sonic Solutions’ internal control over financial reporting, and schedule of Sonic Solutions appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Armanino McKenna, LLP

Armanino McKenna, LLP

San Ramon, California

July 12, 2010